Exhibit 5.1

January 28, 2005

CONMED Corporation,

        525 French Road,

                Utica, New York 13502.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of $150,000,000 aggregate principal amount of 2.50% Convertible Senior Subordinated Notes due 2024 (the “Securities”) of CONMED Corporation, a New York corporation (the “Company”), and the shares of Common Stock, par value $0.01 per share, of the Company initially issuable upon conversion of the Securities (the “Shares”) we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, we advise you that, in our opinion, when the registration statement relating to the Securities and the Shares (the “Registration Statement”) has become effective under the Act, and the Securities have been duly executed and authenticated in accordance with the Indenture and issued and delivered as contemplated in the Registration Statement, the Securities will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency,

CONMED Corporation	-2-

fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and the Shares, when duly issued upon conversion of the Securities, will be validly issued, fully paid and nonassessable.

In rendering the foregoing opinion, we are expressing no opinion as to Federal or state laws relating to fraudulent transfers.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the Indenture for the Securities has been duly authorized, executed and delivered by the Trustee thereunder, that the Securities conform to the specimen thereof examined by us, that the Trustee’s certificate of authentication of the Securities has been manually signed by one of the Trustee’s authorized officers, that the certificates for the Shares will conform to the specimen thereof examined by us and will be duly countersigned by a transfer agent and duly registered by a registrar of the Shares, that the issuance of the Shares upon conversion of the Securities will be made in accordance with the terms of the Securities and the provisions of the Indenture applicable to such conversion, and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

CONMED Corporation	-3-

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of Securities” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP